CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of
Title of each class of securities to be offered	Offering Price	Registration Fee(1)

8.200% Senior Notes due 2014	$400,000,000	$22,320
8.875% Senior Notes due 2019	$350,000,000	$19,530
Guarantees of 8.200% Senior Notes due 2014	—	—	(2)
Guarantees of 8.875% Senior Notes due 2019	—	—	(2)
Total	$750,000,000	$41,850

(1)	The registration fee of $41,850 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the $478,750 remaining of the previously paid registration fee with respect to the proposed offering of unsold securities registered under the Registration Statement on Form S-3 (Registration Nos. 333-62052 and 333-52728) was carried forward for application in connection with offerings under this registration statement. After application of the $41,850 registration fee due for this offering, $436,900 remains available for future registration fees. Accordingly, no filing fee is being paid at this time.

(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees.

PROSPECTUS SUPPLEMENT (To Prospectus dated November 3, 2008)	Filed Pursuant to Rule 424(b)(5) Registration file No. 333-154962

$750,000,000

$400,000,000 8.200% Senior Notes due 2014
$350,000,000 8.875% Senior Notes due 2019
Unconditionally guaranteed as to payment of
principal and interest by CBS Operations Inc.
(a wholly owned subsidiary of CBS Corporation)

CBS Corporation is offering $400,000,000 of our senior notes due 2014 and $350,000,000 of our senior notes due 2019 (collectively, the “senior notes”). The senior notes due 2014 will bear interest at 8.200% per year and will mature on May 15, 2014. The senior notes due 2019 will bear interest at 8.875% per year and will mature on May 15, 2019. We will pay interest on the senior notes semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2009. Interest on the senior notes will be subject to adjustment upon the occurrence of certain events as described in this prospectus supplement. We may redeem the senior notes, in whole or in part, at any time and from time to time at a redemption price equal to the principal amount of the senior notes being redeemed plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. If a change of control repurchase event occurs as described in this prospectus supplement, unless we have exercised our right of redemption, we will be required to offer to repurchase all or any part of the senior notes at a repurchase price equal to 101% of the principal amount of the senior notes, plus accrued and unpaid interest, if any, to the date of repurchase. The senior notes do not provide for a sinking fund. The senior notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000.

The senior notes will be unsecured senior obligations of CBS Corporation and will rank equally in right of payment with all of CBS Corporation’s other unsecured and unsubordinated obligations from time to time outstanding. The guarantees will be unsecured senior obligations of CBS Operations Inc. and will rank equally in right of payment with all of CBS Operations Inc.’s other unsecured and unsubordinated obligations from time to time outstanding.

Investing in the senior notes involves risks which are described in the “Risk Factors” section beginning on page I-22 of our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein.

			Proceeds to
		Underwriting	CBS Corporation
	Price to Public(1)	Discount	(before expenses)

Per senior note due 2014	98.796%	0.600%	98.196%
Senior notes due 2014 Total	$395,184,000	$2,400,000	$392,784,000
Per senior note due 2019	97.585%	0.650%	96.935%
Senior notes due 2019 Total	$341,547,500	$2,275,000	$339,272,500

Total	$736,731,500	$4,675,000	$732,056,500

(1)	Plus accrued interest, if any, from May 13, 2009 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the senior notes will be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Luxembourg or Euroclear, against payment in New York, New York on or about May 13, 2009.

Joint Book-Running Managers

Banc of America Securities LLC	Citi	J.P. Morgan	UBS Investment Bank

Senior Co-Managers

Daiwa Securities America Inc.	Deutsche Bank Securities	Mitsubishi UFJ Securities

Mizuho Securities USA Inc.	RBS	Scotia Capital	Wachovia Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Goldman, Sachs & Co.	Lloyds TSB Corporate Markets

SOCIETE GENERALE	U.S. Bancorp Investments, Inc.

Prospectus Supplement dated May 8, 2009

Prospectus Supplement

Prospectus

In this prospectus supplement, we use the terms “the Company,” “we,” “us” and “our” to refer to CBS Corporation. References to “CBS Operations” are references to CBS Operations Inc.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by CBS Corporation. None of CBS Corporation, CBS Operations, or any of the underwriters has authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since then. None of CBS Corporation, CBS Operations, or any of the underwriters is making an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted.

We provide information to you about the senior notes in two separate documents, this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:

•	advertising market conditions generally;

•	changes in the public acceptance of our programming;

•	changes in technology and its effect on competition in our markets;

•	changes in the Federal Communications laws and regulations;

•	the impact of piracy on our products;

•	the impact of consolidation in the market for our programming;

•	other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and

•	other factors described in our news releases and filings with the Securities and Exchange Commission (the “SEC”) including but not limited to the factors under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2008 and in our Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein.

There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this prospectus supplement are only made as of the date of this prospectus supplement, and any forward-looking statements incorporated by reference herein are made only as of the date of the incorporated document. We expressly disclaim any obligation to update any forward-looking statement to reflect subsequent events or circumstances, except as otherwise required by applicable law or the rules and regulations promulgated by the SEC.

You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Further information concerning CBS Corporation and its businesses, including factors that potentially could materially affect CBS Corporation’s financial results, is included in news releases and other filings with the SEC, and Holders of Notes are encouraged to review these news releases and filings. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions and expectations proves to be inaccurate or is unrealized. CBS Corporation does not undertake responsibility for updating any of such information, whether as a result of new information, future events, or otherwise, except as required by law.

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SUMMARY
CBS Corporation

We are a mass media company with operations in the following segments:

•	TELEVISION: The Television segment consists of CBS Television, comprised of the CBS® Television Network, our 30 owned broadcast television stations, CBS Television Studios and CBS Television Distribution, our television production and syndication operations; Showtime® Networks, our premium subscription television program services; and CBS College Sports Networktm, our cable network devoted to college athletics.

•	RADIO: The Radio segment owns and operates 134 radio stations in 29 U.S. markets through CBS Radio®.

•	OUTDOOR: The Outdoor segment displays advertising on media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage principally through CBS Outdoor® and in retail stores through CBS Outernettm.

•	INTERACTIVE: The Interactive segment is our online content network for information relating to technology, entertainment, sports, news, business, gaming and music. CBS Interactive’s brands include CNET®, CBS.comtm, CBSSports.comtm, GameSpot®, TV.comtm, BNETtm and Last.fm®.

•	PUBLISHING: The Publishing segment consists of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner® and Free Presstm.

For the quarter ended March 31, 2009, contributions to CBS Corporation’s consolidated revenues from its segments were as follows: Television 71%, Radio 8%, Outdoor 12%, Interactive 4% and Publishing 5%. For the year ended December 31, 2008, contributions to CBS Corporation’s consolidated revenues from its segments were as follows: Television 64%, Radio 11%, Outdoor 16%, Interactive 3% and Publishing 6%. We generated approximately 16% of our total revenues from international regions in 2008. For the year ended December 31, 2008, approximately 66% and 16% of total international revenues of approximately $2.25 billion were generated in Europe and Canada, respectively.

We were organized under the laws of the State of Delaware in 1986. Our principal offices are located at 51 West 52nd Street, New York, New York 10019, our telephone number is (212) 975-4321 and our website address is www.cbscorporation.com. However, the information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus.

CBS Operations Inc.

CBS Operations, the guarantor of the senior notes, was organized under the laws of the State of Delaware in 1995 and has its corporate headquarters at 51 West 52nd Street, New York, New York 10019. CBS Operations has 100 shares of common stock, par value $.01 per share, outstanding, all of which are held by CBS Corporation. CBS Operations operates a full power broadcast television station in Tampa, Florida and a low power broadcast television station in Indianapolis, Indiana. The direct and indirect subsidiaries of CBS Operations operate Showtime Networks, Simon & Schuster, CBS Television Studios and eleven full power broadcast television stations. In addition, one of such subsidiaries holds the partnership interest in The CW, a broadcast network that launched in Fall 2006.

Recent Developments

On May 8, 2009, we commenced an offer (the “Offer”) to purchase for cash any and all of our outstanding 7.70% Senior Notes due July 30, 2010 (the “2010 Notes”) at a price of $1,035 per $1,000 principal amount, upon the terms and subject to the conditions set forth in that certain Offer to Purchase dated as of the date hereof (as it may be amended, supplemented or modified, the “Offer to Purchase”). As of the date of this prospectus supplement, there was approximately $1.24 billion aggregate principal amount of 2010 Notes outstanding.

The Offer is conditioned upon the satisfaction of certain conditions, including the completion of this offering of senior notes. The completion of this offering is not contingent on the completion of the Offer.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the senior notes, see “Description of the Senior Notes” beginning on page S-7 of this prospectus supplement.

Issuer	CBS Corporation

Securities offered	$400,000,000 aggregate principal amount of 8.200% senior notes due 2014. $350,000,000 aggregate principal amount of 8.875% senior notes due 2019.

Maturity	The senior notes due 2014 will mature on May 15, 2014. The senior notes due 2019 will mature on May 15, 2019.

Interest	Interest on the senior notes due 2014 will accrue at the rate of 8.200% per year, payable semi-annually in arrears on each May 15 and November 15, beginning November 15, 2009.

Interest on the senior notes due 2019 will accrue at the rate of 8.875% per year, payable semi-annually in arrears on each May 15 and November 15, beginning November 15, 2009.

Interest rate adjustment based on rating events	The interest rate payable on the senior notes will be subject to adjustments from time to time if Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services downgrades (or downgrades and subsequently upgrades) the debt rating assigned to the senior notes as described in “Description of the Senior Notes — Interest Rate Adjustment.”

Guarantee	The senior notes will be guaranteed on an unsecured senior basis by CBS Operations.

Ranking	The senior notes will be unsecured senior obligations of CBS Corporation and will rank equally in right of payment with all of CBS Corporation’s other unsecured and unsubordinated obligations from time to time outstanding. As of March 31, 2009, CBS Corporation had approximately $7.0 billion of long-term indebtedness outstanding. As of March 31, 2009, CBS Operations had no long-term indebtedness outstanding, other than its guarantees of the senior debt of CBS Corporation, all of which is fully and unconditionally guaranteed by CBS Operations. As of March 31, 2009, CBS Operations and its direct and indirect subsidiaries had approximately $86.6 million of indebtedness outstanding.

Sinking fund	None.

Optional redemption	We may redeem the senior notes, in whole or in part, at any time and from time to time at a redemption price equal to their principal amount plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. See “Description of the Senior Notes — Optional Redemption.”

Purchase of senior notes upon a change of control repurchase event	Upon the occurrence of both a change of control of CBS Corporation and a downgrade of the senior notes below an investment grade rating by all of Moody’s Investors Service Inc., Standard & Poor’s Ratings Services and Fitch Ratings Ltd. within a specified period, we will make an offer to repurchase all or any part of each holder’s senior notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Senior Notes — Purchase of Senior Notes upon a Change of Control Repurchase Event.”

Certain covenants	We will issue the senior notes under an indenture that will, among other things, limit our ability to:

• consolidate, merge or sell all or substantially all of our assets;

• create liens; and

• enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Debt Securities” in the accompanying prospectus.

Form and settlement	The senior notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Luxembourg, or Euroclear (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.

Markets	The senior notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. See “Underwriting.”

Use of proceeds	We intend to use the net proceeds from this offering, after deducting fees and expenses related to this offering to fund our pending offer to purchase our outstanding 2010 Notes pursuant to the Offer. The remaining net proceeds, if any, will be used for general corporate purposes, including the potential repayment of other indebtedness. See “Use of Proceeds” and “Recent Developments.”

Governing law	The senior notes and the indenture under which they will be issued will be governed by New York law.

Risk factors	See the risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for a discussion of the factors you should consider carefully before deciding to invest in the senior notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of CBS Corporation for the periods indicated.

For purposes of computing the following ratio of earnings to fixed charges, earnings represents earnings (loss) from continuing operations before income taxes, equity in earnings (loss) of investee companies, minority interest, and fixed charges, adjusted for inclusion of distributions from investee companies. Fixed charges represent interest expense, net of capitalized interest, and such portion of rental expense that represents an appropriate interest factor.

	Three Months Ended	Year Ended December 31,
	March 31, 2009	2008	2007		2006		2005	2004

Ratio of earnings to fixed charges	Note a	Note b	3.8	x	4.0	x	Note b	Note b

Note a:	For the three months ended March 31, 2009 earnings are inadequate to cover fixed charges by $33.8 million.

Note b:	Earnings are inadequate to cover fixed charges by $12.57 billion in 2008, $7.55 billion in 2005 and $15.84 billion in 2004 due to the non-cash impairment charges of $14.18 billion in 2008, $9.48 billion in 2005 and $18.0 billion in 2004.

USE OF PROCEEDS

Our net proceeds from this offering are estimated to be approximately $731,656,500, after deducting the underwriting discounts and our estimated offering expenses. We expect to use the net proceeds from this offering to fund our offer to purchase our outstanding 2010 Notes pursuant to the Offer. As of the date of this prospectus supplement, there was approximately $1.24 billion aggregate principal amount of 2010 Notes outstanding. The remaining net proceeds, if any, will be used for general corporate purposes, including the potential repayment of other indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009, (1) on a historical basis and (2) as adjusted to reflect the issuance and sale of the senior notes in this offering, after deducting the underwriting discounts, but before deducting our estimated offering expenses, and without reflecting the application of the net proceeds therefrom as described in “Use of Proceeds” on page S-5 of this prospectus supplement.

	As of March 31, 2009
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$239.6	$971.7	(1)

Debt:
Continuing operations:
Commercial paper	$99.0	$99.0
Notes payable to banks	199.1	199.1
Senior debt (4.625%-8.875%, due 2010 — 2056)	6,716.1	6,716.1	(2)
Obligations under capital leases	117.0	117.0
8.200% Senior notes due 2014	—	395.2
8.875% Senior notes due 2019	—	341.5

Total Debt	7,131.2	7,867.9

Stockholders’ equity:
Class A common stock, par value $.001 per share; 375.0 shares authorized; 57.7 shares issued	.1	.1
Class B common stock, par value $.001 per share; 5,000.0 shares authorized; 734.8 shares issued	.7	.7
Additional paid-in-capital	43,489.3	43,489.3
Accumulated deficit	(30,653.5)	(30,653.5)
Accumulated other comprehensive loss	(673.5)	(673.5)
Less: Treasury stock, at cost	3,693.4	3,693.4

Total Stockholders’ Equity	8,469.7	8,469.7

Total Capitalization	$15,600.9	$16,337.6

(1)	As adjusted cash and cash equivalents reflects actual cash and cash equivalents as of March 31, 2009, plus cash received out of the proceeds from this offering, after deducting the underwriting discounts, but before deducting the estimated offering expenses.

(2)	Does not include long-term debt from discontinued operations of $33.5 million at March 31, 2009. If all the outstanding 2010 Notes are tendered in the Offer, the as adjusted amount of senior debt would be approximately $5.472 billion.

DESCRIPTION OF THE SENIOR NOTES

Although the senior notes due 2014 and the senior notes due 2019 are referred to as “senior notes,” each will be issued as a separate series. Accordingly, for purposes of this Description of the Senior Notes, references to the “senior notes” shall be deemed to refer to each series of senior notes separately, and not to the senior notes due 2014 and the senior notes due 2019 on a combined basis unless otherwise stated. The following statements about the senior notes are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the “senior indenture” referred to in the accompanying prospectus. See “Description of the Debt Securities” in the accompanying prospectus for additional information concerning the senior notes and the senior indenture. The following statements, therefore, do not contain all of the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the senior indenture for the definitions of such terms. The provisions of the senior indenture set forth the terms of the senior notes in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement conflict with the provisions of the senior indenture, the provisions of the senior indenture control. A copy of the senior indenture was filed with the SEC on November 3, 2008.

General

The senior notes:

•	are registered under the Securities Act;

•	will be unsecured obligations of CBS Corporation;

•	will rank equally with all other unsecured and unsubordinated indebtedness of CBS Corporation from time to time outstanding;

•	will be fully and unconditionally guaranteed by CBS Operations, which guarantee will rank equally with all other unsecured and unsubordinated indebtedness of CBS Operations from time to time outstanding;

•	will initially be limited to $400 million aggregate principal amount of senior notes due 2014 and $350 million aggregate principal amount of senior notes due 2019, which aggregate principal amount may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the senior notes being offered hereby (See “— Further Issues” below); and

•	will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Each senior note due 2014 will bear interest at a rate of 8.200% per year. Interest will be payable semi-annually in arrears on the senior notes due 2014 on May 15 and November 15 of each year, beginning on November 15, 2009 and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the senior notes due 2014 will accrue from and including the settlement date and will be paid to holders of record on the May 1 and November 1 immediately before the respective interest payment date. Each senior note due 2019 will bear interest at a rate of 8.875% per year. Interest will be payable semi-annually in arrears on the senior notes due 2019 on May 15 and November 15 of each year, beginning on November 15, 2009 and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the senior notes due 2019 will accrue from and including the settlement date and will be paid to holders of record on the May 1 and November 1 immediately before the respective interest payment date.

The senior notes due 2014 will mature on May 15, 2014. The senior notes due 2019 will mature on May 15, 2019. On the maturity date of the senior notes, the holders will be entitled to receive 100% of the principal amount of the senior notes. The senior notes do not provide for a sinking fund.

If any maturity date, redemption date or interest payment date falls on a Saturday, Sunday, legal holiday or day on which banking institutions in The City of New York are authorized by law to close, then payment of principal and interest, if any, may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

As of March 31, 2009, CBS Corporation had approximately $7.0 billion of long-term indebtedness outstanding, all of which ranks equally in rank of payment with the senior notes. As of March 31, 2009, our direct and indirect subsidiaries, other than CBS Operations, had approximately $171.3 million of indebtedness outstanding. CBS Operations is a wholly owned subsidiary of CBS Corporation with no long-term indebtedness outstanding as of March 31, 2009, other than its guarantees of the senior debt of CBS Corporation, all of which is fully and unconditionally guaranteed by CBS Operations. CBS Operations’ direct and indirect subsidiaries had approximately $86.6 million of long-term indebtedness outstanding as of March 31, 2009.

The senior notes are subject in all cases to any tax, fiscal or other law or regulations or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the senior notes.

Further Issues

We may from time to time, without notice to or the consent of the holders of the senior notes, create and issue further senior notes ranking equally and ratably in all respects with the senior notes, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further senior notes. Any such further senior notes will be consolidated with and form a single series with the senior notes currently being offered and will have the same terms as to status, CUSIP number or otherwise as the senior notes. Any such further senior notes will be issued pursuant to a resolution of our board of directors (or a committee designated by the board), a supplement to the senior indenture or under an officer’s certificate pursuant to the senior indenture.

Interest Rate Adjustment

The interest rate payable on the senior notes will be subject to adjustment from time to time if either Moody’s or S&P or, in either case, any Substitute rating agency (as defined below) downgrades (or downgrades and subsequently upgrades) the debt rating assigned to the senior notes, in the manner described below.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors or a duly authorized committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

If the rating from Moody’s (or any Substitute rating agency) of the senior notes is decreased to a rating set forth in the immediately following table, the interest rate on the senior notes will increase such that it will equal the interest rate payable on the senior notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage Points

Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent rating of any Substitute rating agency.

If the rating from S&P (or any Substitute rating agency) of the senior notes is decreased to a rating set forth in the immediately following table, the interest rate on the senior notes will increase such that it will equal the interest rate payable on the senior notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P’s Rating*	Percentage Points

BB+	0.25
BB	0.50
BB−	0.75
B+ or below	1.00

*	Including the equivalent rating of any Substitute rating agency.

If at any time the interest rate on the senior notes has been adjusted upward as a result of a decrease in a rating by either Moody’s or S&P (or, in either case, a Substitute rating agency), as the case may be, and subsequently such rating agency increases its rating of the senior notes to any of the threshold ratings set forth above, the interest rate on the senior notes will be decreased such that the interest rate for the senior notes will equal the interest rate payable on the senior notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If the rating by Moody’s (or any Substitute rating agency) of the senior notes is or becomes Baa3 (or its equivalent, in the case of a Substitute rating agency) or higher, and the rating by S&P (or any Substitute rating agency thereof) is or becomes BBB− (or its equivalent, in the case of a Substitute rating agency) or higher, the interest rate on the senior notes will be decreased to the interest rate payable on the senior notes on the date of their issuance. In addition, the interest rates on the senior notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the senior notes become rated A3 and A− (or the equivalent of either such rating, in the case of a Substitute rating agency) or higher by Moody’s and S&P (or, in either case, a Substitute rating agency thereof), respectively (or one of these ratings if the senior notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute rating agency), shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the interest rate for the senior notes be reduced to below the interest rate payable on the senior notes on the date of their issuance or (2) the total increase in the interest rate on the senior notes exceed 2.00% above the interest rate payable on the senior notes on the date of their issuance.

No adjustments in the interest rate of the senior notes shall be made solely as a result of a rating agency ceasing to provide a rating of the senior notes. If at any time Moody’s or S&P ceases to provide a rating of the senior notes, we will use our commercially reasonable efforts to obtain a rating of the senior notes from a Substitute rating agency, to the extent one exists, and if a Substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the senior notes pursuant to the tables above (a) such Substitute rating agency will be substituted for the last rating agency to provide a rating of the senior notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the senior notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the senior notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one of Moody’s or S&P provides a rating of the senior notes and no Substitute rating agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of the senior notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute rating agency provides a rating of the senior notes, the interest rate on the senior notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the senior notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

If the interest rate payable on the senior notes is increased as described above, the term “interest,” as used with respect to the senior notes, will be deemed to include any such additional interest unless the context otherwise requires.

Optional Redemption

Prior to maturity, we may redeem the senior notes at any time and from time to time, at our option, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of their principal amount, the Make-Whole Amount described below and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

The term “Make-Whole Amount” means, the excess, if any, of (i) the aggregate present value as of the date of the redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the Reinvestment Rate described below (determined on the third business day preceding the date notice of redemption is given) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the senior notes.

The term “Reinvestment Rate” means 0.75% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Federal Reserve Statistical Release H.15 published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to make the appointment at least 45 business days prior to the date of redemption, or if the institution is unwilling or unable to make the calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the Trustee.

If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal U.S. national securities exchange, if any, on which the senior notes are listed or, if they are not listed on a U.S. national securities exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

Purchase of Senior Notes upon a Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined below) in respect of the senior notes, unless we have exercised our right to redeem the senior notes as described under “— Optional Redemption” above, we will make an offer to each holder of the senior notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s senior notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Price”). Within 30 days following any Change of Control Repurchase Event in respect of the senior notes or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the senior notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the senior notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the senior notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1) accept for payment all senior notes or portions thereof properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all senior notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the trustee the senior notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of senior notes being purchased by us.

The paying agent will promptly pay, from funds deposited by us for such purpose, to each holder of senior notes properly tendered the purchase price for the senior notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any senior notes surrendered.

We will not be required to make an offer to repurchase the senior notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all senior notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us or one of our Affiliates;

(2) the first day on which a majority of the members of our board of directors are not Continuing Directors;

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our subsidiaries or Redstone Family Members, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% our Voting Stock, in each case, measured by voting power rather than number of shares; or

(4) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Below Investment Grade Rating Event,” with respect to the senior notes, means that such senior notes become rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such senior notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Repurchase Event” in respect of the senior notes means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect of the senior notes.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1) was a member of such board of directors on the first date that any of the senior notes were issued; or

(2) was nominated for election or elected to our board of directors (i) with the approval of Redstone Family Members representing not less than 50% of our Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB− or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB− or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the senior notes, for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each Family Controlled Entity (as defined below); and (vi) the trustees, in their respective capacities as such, of each Family Controlled Trust (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests are owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on May 13, 2009 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Rating Agency” means:

(1) each of Moody’s, S&P and Fitch; and

(2) if any of Moody’s, S&P or Fitch ceases to rate the senior notes or fails to make a rating of the senior notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

An “Affiliate” of CBS Corporation means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with CBS Corporation, or directly or indirectly controlled by a Redstone Family Member.

“Voting Stock” means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

The Trustee and Transfer and Paying Agent

The Bank of New York Mellon, acting through its principal corporate trust office at 101 Barclay Street, Floor 8W, New York, New York, is the Trustee for the senior notes and is the transfer and paying agent for the senior notes. Principal and interest will be payable, and the senior notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the senior notes. At the maturity of the senior notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such senior notes at the office of the Trustee.

Events of Default

See “Description of the Debt Securities — Defaults and Remedies” in the accompanying prospectus.

Application of Defeasance Provision

The accompanying prospectus contains a section entitled “Description of the Debt Securities — Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the senior indenture. Those provisions will apply to the senior notes.

To effect full defeasance or covenant defeasance of the senior notes, we would be required to deliver to the Trustee an opinion of counsel to the effect that the holders of the senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

Form and Title

The senior notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, known as DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Société Anonyme, which we refer to as “Clearstream Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of DTC. Except under circumstances described below, our notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of our notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of us, the trustee, any paying agent or registrar for our notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.

We expect that the depositary for our notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.

The Clearing Systems

DTC.  The depositary has advised us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream Luxembourg.  Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the senior notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear.  Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is owned by

Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the “Euroclear operator.”

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the “Terms and Conditions Governing Use of Euroclear” and the related operating procedures of the Euroclear System, and applicable Belgian law, which are collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of notes and cash within Euroclear, withdrawals of notes and cash from Euroclear, and receipts of payments with respect to notes in Euroclear. All notes in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the senior notes will be made in same-day U.S. dollar funds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary. However, cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions in the senior notes settled during the processing will be reported to the relevant Clearstream Luxembourg or Euroclear participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although it is expected that DTC, Clearstream Luxembourg and Euroclear will follow the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue such procedures and such procedures may be changed or discontinued at any time.

UNITED STATES FEDERAL INCOME TAXATION

This summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of senior notes, subject to the limitations stated below. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not address all of the U.S. federal income tax consequences that may be applicable to a holder of senior notes. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the U.S. federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt organizations, persons holding senior notes as a hedge, as a position in a straddle for tax purposes, or as part of a “synthetic security” or other integrated investment comprised of senior notes and one or more other investments, U.S. holders (as defined below) whose functional currency is other than the U.S. dollar, or certain U.S. expatriates. This summary is limited to initial purchasers who hold senior notes as a capital asset within the meaning of Section 1221 of the Code. No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the senior notes, and no assurances can be given that the IRS will not disagree with portions of this summary. Persons considering the purchase of senior notes should consult their own tax advisors concerning the application of the U.S. federal income tax law to their particular situations, as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

For purposes of the following discussion, the term “U.S. holder” means a beneficial owner of senior notes who is an individual who is a citizen or resident of the United States; an estate subject to U.S. federal income taxation without regard to the source of its income; a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or a trust if a valid election to be treated as a U.S. person, as defined in the Code, is in effect with respect to such trust or both: (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and (y) one or more U.S. persons have the authority to control all substantial decisions of the trust. The term “non-U.S. holder” means a beneficial owner of senior notes who is an individual, estate, corporation or trust that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of senior notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of senior notes that is a partnership and partners in such partnership should consult their tax advisors.

U.S. Holders

Interest on Senior Notes

Subject to the discussion in “Interest Rate Adjustments” below, stated interest on the senior notes will be taxable to a U.S. holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. holder’s method of tax accounting.

Additional Payments

The stated interest rate on the senior notes may be adjusted upwards (or subsequently adjusted downwards) in the event of certain changes in the debt ratings of the senior notes (as described under “Description of the Senior Notes — Interest Rate Adjustment”). In addition, if we are required to repurchase the senior notes in connection with a Change of Control Repurchase Event, we must pay a 1% premium (as described under “Description of Senior Notes — Purchase of Senior Notes upon a Change of Control Repurchase Event”). In view of these features, the Internal Revenue Service may maintain that the senior notes constitute “contingent payment debt instruments.” If the IRS were to prevail in such a position, the senior notes would be considered to be issued with original issue discount (“OID”), and U.S. holders would be required to include such OID into income as it accrues on a constant economic accrual basis, irrespective of their usual method of tax accounting. Such accrual would be in advance of the receipt of cash attributable to such income, and would initially be at a rate higher than the initial stated interest rate on the senior notes. In addition, on a sale, exchange or redemption of a senior note, U.S. holders would generally be required to treat any gain as ordinary income rather than capital gain.

There are three exceptions to the rules governing contingent payment debt instruments that could apply to the senior notes. First, the senior notes will not be contingent payment debt instruments if the likelihood of either a change in the initial interest rate on the senior notes or a change of control requiring us to repurchase the senior notes is considered to be either “remote” or “incidental.” Second, the senior notes will not be contingent payment debt instruments if they are subject to certain rules for debt instruments with “alternative payment schedules.” Under those rules, the senior notes will not be contingent payment debt instruments if the initial schedule of interest payments on the senior notes is “significantly more likely than not” to remain unchanged.

If either of these two exceptions applies, interest on the senior notes at the initial stated rate will be taxable as described in “Interest on Senior Notes” above. However, any interest payable on the senior notes from time to time in excess of the initial stated rate of interest could be OID that U.S. holders would be required to include in income on a constant accrual basis irrespective of their usual method of tax accounting.

Third, the senior notes will not be considered contingent payment debt instruments if they qualify as “variable rate debt instruments.” This will be the case if

•	they are considered to provide for interest at a rate determined using a “single fixed formula” based on objective financial or economic information, including the credit quality of the issuer; and

•	it is not reasonably expected that the return on the senior notes during the first half of their term will be significantly less or greater than the return during the second half.

If this exception applies, interest on the senior notes will generally be taxable as described in “Interest on Senior Notes” above, regardless of whether the interest rate has been adjusted from the initial stated rate.

We believe (and intend to take the position) that the senior notes fall within one or more of the above exceptions, and thus do not constitute contingent payment debt instruments. Our determination is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. However, our determination is not binding on the IRS, which could challenge this position and claim that the consequences of contingent payment debt instruments described above apply to U.S. holders.

Sale, Exchange or Retirement of Senior Notes

Upon the sale, exchange or retirement of senior notes, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (except to the extent such amount is attributable to accrued but unpaid interest) and the holder’s tax basis in the senior notes.

Assuming the senior notes are not contingent payment debt instruments, as described above, gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the senior notes were held for more than one year. Under current law, long-term capital gains of non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion of backup withholding below, payments of interest by us or our agent (in its capacity as such) to any non-U.S. holder will generally not be subject to U.S. federal withholding tax, provided that:

(1) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) such holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership;

(3) such holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and

(4) neither we nor our agent has actual knowledge or reason to know that such holder is a U.S. person, and either

(a) such holder properly certifies to us or our agent, under penalties of perjury, that such holder is not a U.S. person and provides its name and address (which certification can be made on IRS Form W-8BEN or a suitable substitute); or

(b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) properly certifies to us or our agent, under penalties of perjury (which certification can be made on IRS Form W-8IMY or a suitable substitute), that the certification described in clause (4)(a) above has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner and delivers to us or our agent a copy of the certification described in clause (4)(a) above.

Alternatively, these certification requirements will not apply if the non-U.S. holder holds the senior notes through a “qualified intermediary” (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the IRS concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a non-U.S. holder and the intermediary complies with IRS requirements. Special rules may apply with respect to notes held by a foreign partnership. Prospective investors, including foreign partnerships and their partners and holders who hold their senior notes through a qualified intermediary, should consult their tax advisers regarding possible reporting requirements.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest” exemption described above, payments of interest made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless another exemption applies and such holder complies with the relevant certification requirements. Any prospective investor who could not satisfy the portfolio interest exemption requirements described above should consult its tax advisors prior to making an investment in the senior notes.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the senior notes is effectively connected with the conduct of such trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, such holder, although exempt from U.S. federal withholding tax (by reason of the delivery of a properly completed IRS Form W-8ECI or suitable substitute), will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits, as defined in the Code, for the taxable year, subject to adjustments.

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder upon the sale, exchange or retirement of senior notes will not be subject to U.S. federal income or withholding taxes unless: (i) such gain is effectively connected with a U.S. trade or business of the holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met; or (iii) such gain represents accrued interest, in which case the rules for interest would apply.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on senior notes and to certain payments of proceeds of the sale or retirement of senior notes. We, our paying agent or certain other parties, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a current rate of 28% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

Backup withholding and information reporting generally will not apply to payments made by us or our agent (in its capacity as such) to a holder of senior notes who has provided the required certification under penalties of perjury that such holder is not a U.S. person as set forth in clause (4) under “— Non-U.S. Holders” or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). However, we and other payors may be required to report payments of interest on your senior notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the filing of a U.S. tax return and the claiming of a credit or refund of such backup withholding taxes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the senior notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the senior notes indicated in the following table. Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and UBS Securities LLC are the representatives of the underwriters.

	Principal Amount	Principal Amount
	of Senior Notes	of Senior Notes
Underwriters	due 2014	due 2019

Banc of America Securities LLC	$71,250,000	$63,943,000
Citigroup Global Markets Inc.	71,250,000	63,943,000
J.P. Morgan Securities Inc.	71,250,000	63,943,000
UBS Securities LLC	71,250,000	63,943,000
Mitsubishi UFJ Securities (USA), Inc.	25,000,000	23,078,000
Deutsche Bank Securities Inc.	15,417,000	12,307,000
Daiwa Securities America Inc.	10,000,000	7,692,000
Mizuho Securities USA Inc.	10,000,000	7,692,000
RBS Securities Inc.	10,000,000	7,692,000
Scotia Capital (USA) Inc.	10,000,000	7,692,000
Wachovia Capital Markets, LLC	10,000,000	7,692,000
BNY Mellon Capital Markets, LLC	5,417,000	4,615,000
Goldman, Sachs & Co.	5,417,000	4,615,000
Lloyds TSB Bank plc	5,417,000	4,615,000
SG Americas Securities, LLC	5,416,000	4,615,000
U.S. Bancorp Investments, Inc.	2,916,000	1,923,000

Total	$400,000,000	$350,000,000

The underwriters are committed to take and pay for all of the senior notes being offered, if any are taken.

Commissions and Discounts

An underwriting discount of 0.600% per senior note due 2014 and 0.650% per senior note due 2019 will be paid by CBS Corporation.

Senior notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.350% of the principal amount of the senior notes due 2014 and 0.400% of the principal amount of the senior notes due 2019. Any such securities dealers may resell any senior notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to 0.225% of the principal amount of the senior notes due 2014 and 0.250% of the principal amount of the senior notes due 2019. If all the senior notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

New Issue of Senior Notes

The senior notes are a new issue of securities with no established trading market. The senior notes will not be listed on any securities exchange or on any automated dealer quotation system. The senior notes are expected to trade “flat.” This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the senior notes that is not included in the trading price. Currently there is no public market for the senior notes.

We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell senior notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of senior notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased senior notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

General

The senior notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the senior notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the senior notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

United Kingdom

Each underwriter has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, known as “FSMA”) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to CBS Corporation or CBS Operations and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

European Union Prospectus Directive

In relation to each Member State of the European Economic Area (the member states of the European Union as well as Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each a “Relevant Member State”), each underwriter has represented and warranted that it has not made and will not make an offer of senior notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may make an offer of senior notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last fiscal year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances which do not require the publication by CBS Corporation or CBS Operations of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of senior notes to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

Each of the underwriters has represented and agreed that: (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any senior notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the senior notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong and any rules made under that Ordinance.

Japan

The senior notes have not been and will not be registered under the Securities and Exchange Law of Japan, as amended, (the “SEL”) and each of the underwriters has severally represented and agreed that the senior notes being purchased by it will be purchased by it as principal and that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the senior notes in Japan or to, or for the benefit of, any resident of Japan or to any others for reoffering or resale, directly or indirectly in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of the SEL available thereunder and otherwise in compliance with the SEL and the other relevant laws and regulations.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 257(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA; in each case, subject to compliance with conditions set forth in the SFA.

Whether the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust

(where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Expenses and Indemnification

We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $400,000.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Certain Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. Without limitation of the foregoing, Daiwa Securities America Inc. has entered into an agreement with Sumitomo Mitsui Banking Corporation Securities, Inc. pursuant to which Sumitomo provides certain advisory and/or other services to Daiwa, including services with respect to this offering. In return for the provision of such services by Sumitomo, Daiwa will pay to Sumitomo a mutually agreed-upon fee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy and information statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Our Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange. In accordance with U.S. securities laws, CBS Operations is not obligated to file annual, quarterly and special reports, proxy and information statements and other information with the SEC. Accordingly, CBS Operations does not file separate financial statements with the SEC and does not independently publish its financial statements. CBS Operations’ financial condition, results of operations and cash flows are consolidated into the financial statements of CBS Corporation.

We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act including filings made after the date of the initial registration statement, to the extent not superseded, until this offering is complete:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Our Definitive Proxy Statement on Schedule 14A filed April 24, 2009, as amended on April 27, 2009; and

•	Our Current Reports on Form 8-K filed on February 18, 2009 (only SEC accession number 0001104659-09-010523) and May 5, 2009.

You may also request a copy of any documents incorporated by reference herein (including any exhibits that are specifically incorporated by reference herein), at no cost, by writing or telephoning us at the following address or telephone number:

CBS Corporation
51 West 52nd Street
New York, New York 10019
Attention: Investor Relations
Telephone: 1-877-CBS-0787

LEGAL MATTERS

Cravath, Swaine & Moore LLP, our outside counsel, will pass upon the validity of the senior notes and the guarantees for us and for CBS Operations. Hughes Hubbard & Reed LLP will pass upon the validity of the senior notes and the guarantees for the underwriters. Hughes Hubbard & Reed LLP has performed and performs legal services for us, CBS Operations, and certain of our affiliates from time to time.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of CBS Corporation incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

CBS CORPORATION

Certain securities of which are unconditionally guaranteed by CBS Operations Inc. (a wholly owned subsidiary of CBS Corporation).

We may offer and sell, from time to time, in one or more offerings and series, together or separately:

Senior debt securities

Senior subordinated debt securities

Preferred stock

Warrants representing rights to purchase senior debt securities, senior subordinated debt securities or preferred stock of CBS Corporation.

The senior debt securities, senior subordinated debt securities and preferred stock of CBS Corporation may be convertible into Class B common stock of CBS Corporation.

Our Class B common stock is listed on the New York Stock Exchange under the trading symbol “CBS”.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that CBS Corporation (together with its consolidated subsidiaries unless the context otherwise requires, the “Company”) has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over the next three years, sell any combination of the securities described in this prospectus in one or more offerings.

In this prospectus we use the terms “we,” “us,” and “our” to refer to CBS Corporation. References to “CBS Operations” are references to CBS Operations Inc. References to “senior debt securities” are references to the senior debt securities that may be issued under the senior indenture; references to “senior subordinated debt securities” are references to the senior subordinated debt securities that may be issued under the senior subordinated indenture; and references to “debt securities” are references to the senior debt securities and the senior subordinated debt securities, collectively. References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither CBS Corporation nor CBS Operations has authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely upon it. Neither CBS Corporation nor CBS Operations is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or such supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CBS Corporation files annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy and information statements and other information that CBS Corporation files electronically with the SEC. The address of that website is www.sec.gov.

Our Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange. In accordance with United States (“U.S.”) securities laws, CBS Operations is not obligated to file annual, quarterly and special reports, proxy and information statements and other information with the SEC. Accordingly, CBS Operations does not file separate financial statements with the SEC and does not independently publish its financial statements. CBS Operations’ financial condition, results of operations and cash flows are consolidated into the financial statements of CBS Corporation.

We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), including filings made after the date of the initial registration statement, to the extent not superseded, until this offering is complete:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008;

•	Our Definitive Proxy Statement on Schedule 14A filed April 11, 2008; and

•	Our Current Reports on Form 8-K, or filed portions of those reports, filed (but not portions of those reports which were furnished) on June 3, 2008, July 31, 2008 (only SEC accession number 0001104659-08-048854), September 22, 2008, September 24, 2008 and October 30, 2008 (only SEC accession number 0001104659-08-066845).

You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning CBS Corporation at the following address or telephone number:

CBS Corporation
51 West 52nd Street
New York, New York 10019
Attention: Investor Relations
Telephone: 1-877-CBS-0787

THE COMPANY

CBS Corporation is a mass media company with operations in the following segments:

•	TELEVISION: The Television segment consists of CBS Television, comprised of the CBS® Television Network, the Company’s 30 owned broadcast television stations, CBS Paramount Network Television and CBS Television Distribution, the Company’s television production and syndication operations; Showtime Networkstm, the Company’s premium subscription television program services; and CBS College Sports Networktm, the Company’s cable network and online digital media business devoted to college athletics.

•	RADIO: The Radio segment owns and operates 140 radio stations in 30 U.S. markets through CBS Radio®.

•	OUTDOOR: The Outdoor segment displays advertising on media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage principally through CBS Outdoor® and in retail stores through CBS Outernettm.

•	PUBLISHING: The Publishing segment consists of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner® and Free Presstm.

On June 30, 2008, the Company completed the acquisition of all of the outstanding shares of common stock of CNET Networks, Inc. (“CNET”) for $11.50 per share, for a total of $1.8 billion in cash. Our quarterly report for the third quarter of 2008 will present the results of CNET in an Interactive segment.

We were organized under the laws of the State of Delaware in 1986. Our principal offices are located at 51 West 52nd Street, New York, New York 10019, our telephone number is (212) 975-4321 and our website address is www.cbscorporation.com. However, the information contained in or connected to our website is not part of this prospectus.

THE GUARANTOR

CBS Operations, the guarantor of the debt securities and the preferred stock, if any guarantees are issued, was organized under the laws of the State of Delaware in 1995 and has its corporate headquarters at 51 West 52nd Street, New York, New York 10019. CBS Operations has 100 shares of common stock, par value $.01 per share, outstanding, all of which are held by CBS Corporation. CBS Operations operates a full power broadcast television station in Tampa, Florida and a low power broadcast television station in Indianapolis, Indiana. The direct and indirect subsidiaries of CBS Operations operate Showtime Networkstm, Simon & Schuster, CBS Paramount Network Television and eleven full power broadcast television stations. In addition, one of such subsidiaries holds the partnership interest in The CW, a broadcast network that launched in Fall 2006.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find Additional Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of CBS Corporation for the periods indicated.

For purposes of computing the following ratio of earnings to fixed charges, earnings represents earnings (loss) from continuing operations before income taxes, equity in earnings (loss) of investee companies, minority interest, and fixed charges, adjusted for inclusion of distributions from investee companies. Fixed charges represent interest expense, net of capitalized interest, and such portion of rental expense that represents an appropriate interest factor.

	Six Months Ended June 30,				Year Ended December 31,
	2008		2007		2007		2006		2005	2004	2003

Ratio of earnings to fixed charges	3.8	x	3.8	x	3.8	x	4.0	x	Note a	Note a	3.2x

Note a:	Earnings are inadequate to cover fixed charges due to the 2005 and 2004 non-cash impairment charges of $9.48 billion and $18.0 billion, respectively. The dollar amounts of the earnings deficiencies are $7.55 billion and $15.84 billion in 2005 and 2004, respectively.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, acquisitions and stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES

The following description of CBS Corporation’s debt securities to be issued under the debt indentures summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The following description also describes the specific terms of CBS Corporation’s debt securities and the extent, if any, to which the general provisions summarized may apply to any series of its debt securities in the prospectus supplement relating to such series. References to “senior debt securities” are references to the senior debt securities that may be issued under the senior indenture; references to “senior subordinated debt securities” are references to the senior subordinated debt securities that may be issued under the senior subordinated indenture; and references to “debt securities” are references to both the senior debt securities and the senior subordinated debt securities.

CBS Corporation may issue its senior debt securities from time to time, in one or more series under a senior indenture, between CBS Corporation, CBS Operations and The Bank of New York Mellon, as senior trustee, or another senior trustee named in a prospectus supplement. We refer to this indenture as the “senior indenture.” The senior indenture is filed as an exhibit to the registration statement of which this prospectus is a part. CBS Corporation may issue its senior subordinated debt securities from time to time, in one or more series under a senior subordinated indenture, between CBS Corporation, CBS Operations and The Bank of New York Mellon, as senior subordinated trustee, or another senior subordinated trustee named in a prospectus supplement. We refer to this indenture as the “senior subordinated indenture.” A form of the senior subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Together the senior indenture and the senior subordinated indenture are referred to as the “debt indentures.” The trustee under the senior indenture is called the “senior debt trustee” and the trustee under the senior subordinated indenture is called the “senior subordinated debt trustee.” Together the senior debt trustee and the senior subordinated debt trustee are called the “debt trustees.”

Neither of the indentures limit the amount of debt securities that may be issued. The applicable indenture provides that debt securities may be issued up to an aggregate principal amount authorized by CBS Corporation and may be payable in any currency or currency unit designated by CBS Corporation.

General

CBS Corporation will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. CBS Corporation may issue debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. CBS Corporation will describe the material federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which CBS Corporation will issue the debt securities;

•	the date or dates on which the debt securities will mature;

•	the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

•	the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

•	whether the debt securities will be guaranteed by CBS Operations;

•	the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

•	the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•	if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at CBS Corporation’s election or the purchaser’s election, the manner in which the election may be made;

•	if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•	the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any person, including CBS Corporation;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the applicable debt indenture.

If CBS Corporation sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, CBS Corporation may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the debt trustee, CBS Corporation or its agents.

Unless specified otherwise in a prospectus supplement, CBS Corporation will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but CBS Corporation may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

CBS Corporation’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any CBS Corporation subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that CBS Corporation’s claims as a creditor of the subsidiary may be recognized.

Guarantees

CBS Operations may unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and any interest on the debt securities when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the debt securities will be endorsed on the debt securities.

Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of any guarantee issued by CBS Operations. The applicable debt indentures provide that in the event that the guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of CBS Operations under the guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. Application of this clause could limit the amount which holders of debt securities may be entitled to collect under the guarantees. Holders, by their acceptance of the debt securities, will have agreed to such limitations.

To the extent that a court were to find that (x) a guarantee was incurred by CBS Operations with the intent to hinder, delay or defraud any present or future creditor or (y) CBS Operations did not receive fair consideration or reasonably equivalent value for issuing its guarantee and CBS Operations (i) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of CBS Operations constituted unreasonably small capital to carry on its business or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could subordinate or avoid all or part of such guarantee in favor of CBS Operations’ other creditors. To the extent any guarantee issued by CBS Operations was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of any debt securities guaranteed by CBS Operations could cease to have any claim against CBS Operations and would be creditors solely of CBS Corporation.

We and CBS Operations believe that the issuances of the guarantees by CBS Operations are not fraudulent conveyances. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. In rendering their opinions on the validity of the senior debt securities and senior subordinated securities and, if applicable, the related guarantees, neither our counsel, counsel for CBS Operations nor counsel for any initial purchaser will express any opinion as to federal or state laws relating to fraudulent transfers.

Ranking

The senior debt securities will be unsecured senior obligations of CBS Corporation and will rank equally in right of payment with all of CBS Corporation’s other unsecured and unsubordinated indebtedness. The guarantees on the senior debt securities will be unsecured senior obligations of CBS Operations and will rank equally in right of payment with all of CBS Operations’ other unsecured and unsubordinated indebtedness.

The senior subordinated debt securities will be unsecured senior subordinated obligations of CBS Corporation and will be subordinated in right of payment to CBS Corporation’s senior indebtedness. The guarantees on the senior subordinated debt securities will be unsecured senior subordinated obligations of CBS Operations and will be subordinated in right of payment to CBS Operations’ senior indebtedness.

The debt securities and the guarantees will be effectively subordinated to any secured indebtedness of CBS Corporation or CBS Operations, as the case may be, to the extent of the value of the assets securing such indebtedness. The debt indentures do not limit the amount of debt that CBS Corporation, CBS Operations or their respective subsidiaries can incur.

In addition, both CBS Corporation and CBS Operations conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of CBS Corporation and CBS Operations are a major source of funds necessary to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as subsidiaries’ financial conditions and operating requirements, may limit the ability of CBS Corporation or CBS Operations to obtain cash required to pay CBS Corporation’s debt service obligations, including payments on the debt securities, or CBS Operations’ payment obligations under the guarantees. The debt securities (whether senior or subordinated obligations of CBS Corporation) will be structurally subordinated to all obligations of CBS Corporation’s subsidiaries (other than CBS Operations, to the extent such debt securities are guaranteed), including claims with respect to trade payables. The guarantees (whether senior or subordinated obligations of CBS Operations) will be structurally subordinated to all obligations of CBS Operations’ subsidiaries, including claims with respect to trade payables. This means that holders of the debt securities of CBS Corporation will have a junior position to the claims of creditors of CBS Corporation’s subsidiaries (other than CBS Operations, to the extent such debt securities are guaranteed) on the assets and earnings of such subsidiaries. Holders of guarantees of CBS Operations, if any, will have a junior position to the claims of creditors of CBS Operations’ subsidiaries on the assets and earnings of such subsidiaries and will have no claim by virtue of such guarantees against CBS Corporation or any subsidiary of CBS Corporation that is not a subsidiary of CBS Operations. As of June 30, 2008, CBS Corporation’s direct and indirect subsidiaries, other than CBS Operations, had approximately $168.1 million of indebtedness outstanding, while CBS Operations’ direct and indirect subsidiaries had approximately $73.2 million of indebtedness outstanding.

Global Securities

CBS Corporation may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. CBS Corporation may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part, for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by CBS Corporation if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable debt indenture. Except as provided below, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive or be entitled to receive physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the applicable debt indenture governing the debt securities.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders, for issuances of additional debt securities of such series.

Payment and Paying Agents

Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither CBS Corporation, the debt trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

CBS Corporation expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. CBS Corporation also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the debt indentures, CBS Corporation and CBS Operations generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to CBS Corporation and CBS Operations meeting all of the following conditions:

•	the surviving entity to the transaction must be a corporation organized under the laws of a state of the United States;

•	the resulting entity (other than CBS Corporation or CBS Operations) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	CBS Corporation or CBS Operations, as the case may be, must deliver certain certificates and documents to the debt trustee; and

•	CBS Corporation and CBS Operations, if applicable, must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

We and CBS Operations may merge or consolidate with, or sell all or substantially all of our assets to each other or any of our Subsidiaries. When we make reference in this section to the sale of “all or substantially all of our assets,” we mean property and assets generating revenues representing, in the aggregate, at least 80% of our total consolidated revenues.

In the event that CBS Corporation or CBS Operations consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for CBS Corporation or CBS Operations, as the case may be, under the debt indentures and CBS Corporation or CBS Operations, as the case may be, shall be discharged from all of its obligations under the debt indentures.

Limitations on Liens

We covenant in the debt indentures that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “— Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing, in the case of any debt securities, on the date such debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the debt indentures that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•	we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “Limitations on Liens” without having to secure equally and ratably the debt securities;

•	the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our board of directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt”, with regard to a sale and leaseback arrangement of a Principal Property, is defined in the debt indentures as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the debt indentures.

The term “Principal Property” is defined in the debt indentures to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our board of directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	CBS Corporation does not pay interest on a debt security of such series within 30 days of its due date;

•	CBS Corporation does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

•	CBS Corporation remains in breach of a covenant or warranty in respect of the senior indenture for 60 days after CBS Corporation receives a written notice of default; the notice must be sent by either the debt trustee or holders of at least 25% in principal amount of a series of outstanding debt securities; or

•	CBS Corporation or CBS Operations, if guarantees are issued, files for bankruptcy, or other events of bankruptcy specified in the applicable debt indenture, insolvency or reorganization occur.

If an Event of Default has occurred, the debt trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount (and premium, if any) of, and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the debt trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the debt indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the debt trustee.

Except in cases of default, where the debt trustee has special duties, a debt trustee is not required to take any action under a debt indenture at the request of holders unless the holders offer the debt trustee reasonable protection from expenses and liability satisfactory to the debt trustee. If a reasonable indemnity is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the debt trustee. The debt trustee may refuse to follow those directions in certain circumstances specified in the applicable debt indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the debt trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	holders must give the debt trustee written notice that an Event of Default has occurred and remains uncured;

•	holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the debt trustee take action because of the default and must offer the debt trustee indemnity satisfactory to the debt trustee against the cost and other liabilities of taking that action;

•	the debt trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•	holders of a majority in principal amount of the debt securities of a series must not have given the debt trustee a direction inconsistent with the above notice for a period of 60 days after the debt trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Debt Indentures

The debt indentures provide that CBS Corporation, CBS Operations, if applicable, and the debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to CBS Corporation’s or CBS Operations’ covenants;

•	adding additional events of default;

•	changing or eliminating any provisions of the debt indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the debt indenture or making any other provisions with respect to matters or questions arising under the debt indentures.

With specific exceptions, the debt indentures or the rights of the holders of the debt securities may be modified by CBS Corporation, CBS Operations and the debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holders of each outstanding debt security affected which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on, any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of, or the interest or any premium on, any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of CBS Corporation to pay additional amounts;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of a debt indenture or specific defaults and their consequences provided for in the debt indenture, or otherwise modify the sections in the debt indenture relating to these consents; or

•	reduce the obligations of CBS Operations, if any, in respect of the due and punctual payment of principal, premium and interest, if any.

Meetings

The debt indentures contain provisions for convening meetings of the holders of the debt securities of any or all series. Specific terms related to such meetings of the holders are described in the debt indentures.

Defeasance and Covenant Defeasance

CBS Corporation may elect either (i) to defease and be discharged (and, if applicable, to have CBS Operations defeased and discharged) from any and all obligations with respect to the debt securities (except as otherwise provided in the debt indentures) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the debt indentures (“covenant defeasance”), upon the deposit with the debt trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, CBS Corporation must deliver to the debt trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the debt indentures.

CBS Corporation may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If CBS Corporation exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default and the guarantees relating to such debt securities will cease to exist. If CBS Corporation exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which CBS Corporation is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

CBS Corporation, CBS Operations, as guarantor, the debt trustees and any agent of ours, may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the debt trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The debt indentures, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Debt Trustees

CBS Corporation will identify the debt trustees in the relevant prospectus supplement. In specific instances, CBS Corporation or the holders of a majority of the then outstanding principal amount of the debt securities issued under a debt indenture may remove the debt trustee and appoint a successor trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be eligible to act as trustee under the Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to securities issued by CBS Corporation or its affiliated companies and may engage in commercial transactions with CBS Corporation and its affiliated companies. The initial debt trustee under each debt indenture is The Bank of New York Mellon.

Senior Debt Securities

CBS Corporation will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

Senior Subordinated Debt Securities

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of CBS Corporation’s senior subordinated debt securities summarizes the additional terms and provisions of its senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of CBS Corporation’s senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Subordination.  The senior subordinated debt securities will be subordinated in right of payment to CBS Corporation’s senior indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on the senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of CBS Corporation’s senior indebtedness. CBS Corporation may not make payment of principal of, premium, if any, or interest on the senior subordinated debt securities and may not acquire, or make payment on account of any sinking fund for, the senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the senior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the senior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the senior subordinated debt securities may be made. CBS Corporation will give prompt written notice to the senior subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The senior subordinated indenture provisions described in this paragraph, however, do not prevent CBS Corporation from making a sinking fund payment with senior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with CBS Corporation’s dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the senior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of CBS Corporation’s insolvency, holders of the senior subordinated debt securities may recover ratably less than the holders of CBS Corporation’s senior indebtedness.

For purposes of the description of the senior subordinated debt securities, the term “Senior Indebtedness” of the Company or the Guarantor, as the case may be, means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the senior subordinated indenture or incurred or created after the execution:

•	indebtedness for money borrowed by it, or evidenced by securities, other than the senior subordinated debt securities or any other indebtedness which is subordinate to the senior subordinated debt securities;

•	obligations with respect to letters of credit;

•	indebtedness constituting a guarantee of indebtedness of others, other than any subordinated guarantees;

•	obligations under Capitalized Leases (other than telecommunications equipment, including satellite transponders);

•	any obligation of a third party if secured by a lien on assets; or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the senior subordinated debt securities.

Senior Indebtedness of the Company or the Guarantor, as the case may be, will not include any obligation of the Company or the Guarantor (i) to any subsidiary of the Company or the Guarantor or to any person with respect to which the Company or the Guarantor is a subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

As of June 30, 2008, CBS Corporation’s Senior Indebtedness totaled approximately $6.9 billion, and CBS Operations had no Senior Indebtedness, other than its guarantees of the senior debt of CBS Corporation, all of which is fully and unconditionally guaranteed by CBS Operations.

Certain Definitions

The following definitions are applicable to the debt indentures:

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such person under Capitalized Leases (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights. When used with respect to CBS Corporation, the term “Indebtedness” also includes any obligation of CBS Operations specified in clauses (i) through (v) above to the extent that said Indebtedness is guaranteed by CBS Corporation.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by CBS Corporation or by one or more of its Subsidiaries, or by CBS Corporation and one or more of its Subsidiaries, which is incorporated under the laws of a State of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation, a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock which CBS Corporation may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, CBS Corporation’s amended and restated certificate of incorporation and amended and restated bylaws, the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock, and the Delaware General Corporation Law (the “DGCL”). Copies of our amended and restated certificate of incorporation and amended and restated bylaws are incorporated by reference herein. For more information on how you can obtain copies of these documents, see the section entitled “Where You Can Find Additional Information.” You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety.

Terms of the Preferred Stock

Under CBS Corporation’s amended and restated certificate of incorporation, CBS Corporation is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The board of directors has the authority, without the approval of stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and to fix the number of shares and the designations, preferences and relative, participating, optional, dividend and other special rights and qualifications, limitations, restrictions, conditions and other characteristics of each series. As of June 30, 2008, CBS Corporation had 25,000,000 shares of preferred stock available for issuance.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the restated certificate of incorporation.

The board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could have an adverse impact on the rights of the holders of Class A common stock and Class B common stock, including, without limitation, their voting power. However, the board of directors may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the board of directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of CBS Corporation or the removal of the existing management. There are no present plans to issue any shares of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

CBS Corporation’s rights and the rights of holders of CBS Corporation securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of CBS Corporation upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent CBS Corporation may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the board of directors of CBS Corporation or a duly authorized committee of the board of directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the board of directors of CBS Corporation or a duly authorized committee of the board of directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, CBS Corporation will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, CBS Corporation may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of CBS Corporation or other capital stock of CBS Corporation ranking junior to that series of preferred stock as to dividends and upon liquidation, and other than in connection with the distribution or trading of any of its capital stock, CBS Corporation may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of CBS Corporation ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of CBS Corporation, the holders of the preferred stock will have preference and priority over the common stock of CBS Corporation and any other class of stock of CBS Corporation ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of CBS Corporation or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, CBS Corporation may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the board of directors of CBS Corporation or a duly authorized committee of the board of directors. From and after the redemption date, unless CBS Corporation is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF COMMON STOCK

Terms of the Common Stock

The following description sets forth certain general terms of our common stock. The following description is not meant to be complete and is qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws and the DGCL. Copies of our amended and restated certificate of incorporation and amended and restated bylaws are incorporated by reference herein. For more information on how you can obtain copies of these documents, see the section entitled “Where You Can Find Additional Information.” You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety.

The authorized common stock of CBS Corporation as set forth in our amended and restated certificate of incorporation consists of 375,000,000 shares of CBS Corporation Class A common stock, par value $0.001 per share, and 5,000,000,000 shares of CBS Corporation Class B common stock, par value $0.001 per share. CBS Corporation is not registering Class A common stock with the SEC and is therefore not permitted to offer or sell any shares of Class A common stock pursuant to the registration statement of which this prospectus is a part. CBS Corporation is only registering with the SEC shares of Class B common stock as may from time to time be issued upon conversion of senior debt securities, senior subordinated debt securities or preferred stock.

As of July 30, 2008, there were approximately 621.9 million shares of Class B common stock issued and outstanding.

All issued and outstanding shares of Class A common stock and Class B common stock are identical and the holders of such shares are entitled to the same rights and privileges, except as provided in the amended and restated certificate of incorporation as described below.

Voting Rights

Holders of Class A common stock are entitled to one vote per share with respect to all matters on which the holders of common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of Class A common stock, voting separately as a class, will be necessary to approve any merger or consolidation of CBS Corporation pursuant to which shares of common stock are converted into or exchanged for any other securities or consideration.

Holders of Class B common stock will not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of CBS Corporation must be approved by a majority of the aggregate voting power of the shares of capital stock of CBS Corporation present in person or represented by proxy, except as required by Delaware law.

Dividends

Holders of Class A common stock and Class B common stock will share ratably in any cash dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. If the board of directors declares a dividend of any securities of CBS Corporation or another entity, the board of directors will determine whether the holders of Class A common stock and Class B common stock are to receive identical securities or to receive different classes or series of securities, but only to the extent such differences are consistent in all material respects with any differences between Class A common stock and Class B common stock.

Conversion

So long as there are 5,000 shares of Class A common stock outstanding, each share of Class A common stock will be convertible at the option of the holder of such share into one share of Class B common stock.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of CBS Corporation, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distributions to holders of shares of common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination

In the event of a split, subdivision or combination of the outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class of common stock will be divided proportionally.

Preemptive Rights

Shares of Class A common stock and Class B common stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of CBS Corporation. The board of directors possesses the power to issue shares of authorized but unissued Class A common stock and Class B common stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of Class A common stock and Class B common stock could be increased with the approval of the holders of a majority of the outstanding shares of Class A common stock and without any action by the holders of shares of Class B common stock.

Other Rights

The amended and restated certificate of incorporation provides that CBS Corporation may prohibit the ownership of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

Listing

Our Class A common stock and Class B common stock are listed on the New York Stock Exchange under the symbols “CBS.A” and “CBS,” respectively.

DESCRIPTION OF WARRANTS

CBS Corporation may issue warrants for the purchase of its senior debt securities, senior subordinated debt securities or preferred stock. The warrants may be co-issued by CBS Operations when the securities with respect to which the warrants are issued will be guaranteed by CBS Operations. Warrants may be issued independently or together with any senior debt securities, senior subordinated debt securities or preferred stock offered by any prospectus supplement and may be attached to or separate from senior debt securities, senior subordinated debt securities or preferred stock. The warrants are to be issued under warrant agreements to be entered into among CBS Corporation, CBS Operations as co-issuer, if applicable, and The Bank of New York Mellon, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of CBS Corporation in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency, currencies or currency units for which warrants may be purchased;

•	the designation, aggregate principal amount, currency, currencies or currency units and terms of senior debt securities or senior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the senior debt securities or senior subordinated debt securities may be purchased upon such exercise;

•	the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

•	if applicable, the designation and terms of senior debt securities, senior subordinated debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each senior debt securities, senior subordinated debt securities or preferred stock;

•	if applicable, the date on and after which the warrants and the related senior debt securities, senior subordinated debt securities or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on, senior debt securities or senior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If CBS Corporation maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of senior debt securities, senior subordinated debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which CBS Corporation may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the senior debt securities, senior subordinated debt securities or preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, CBS Corporation will, as soon as practicable, issue and deliver the senior debt securities, senior subordinated debt securities or shares of preferred stock purchasable upon the exercise, and, if applicable, CBS Operations will issue guarantees relating to those securities. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, or a combination, subdivision or reclassification of preferred stock. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, CBS Corporation may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. CBS Corporation may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but CBS Corporation will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of CBS Corporation as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its shareholders, with respect to either CBS Corporation or CBS Operations.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

•	the names of any underwriters;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities of the series may be listed; and

•	any other information we think is important.

If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may sell offered securities through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

We also may sell offered securities directly.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents, and describe their compensation, in a prospectus supplement.

Certain of any such underwriters, dealers and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority regarding the offer and sale of securities of an affiliate.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make relating to those liabilities.

We may authorize underwriters, dealers and agents to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

In order to facilitate the offering of the securities, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL MATTERS

Cravath, Swaine & Moore LLP, our outside counsel, will pass upon the validity of the offered securities for us and for CBS Operations. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of CBS Corporation incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.